ITEM 6.  OFFICERS AND DIRECTORS                                     Exhibit F-1
PART III.


         The following pages consist of disclosures made in FirstEnergy Corp.'s 2004 Proxy Statement.

                                FirstEnergy Corp.
                                -----------------

REMUNERATION OF DIRECTORS

         A  director  who is  also  an  employee  of  the  Company  receives  no additional  compensation  for  serving  as a  director.  Directors  who  are not employees receive an annual retainer consisting of $30,000 in cash, which a director may elect to receive in common stock or to defer into either cash or stock, and $40,000 in equity in the form of common stock, which may be deferred; $1,500 for each Board and committee meeting which he/she attends; a fee of up to $1,500 for each day that he/she visits a Company office or facility, other than an office or facility at which a meeting of the Board or committee of which he/she is a member is held on such day, or attendance at an industry meeting at the request of the Company in connection with fulfilling his/her responsibilities as a director or member of a committee; and reimbursement for expenses related to attending meetings. In addition, the chair of each committee receives an additional annual retainer of $5,000, except the chair of the Audit Committee who receives an additional retainer of $15,000. The non-executive chairman of the Board receives additional compensation, above that paid to regular Board members, in the amount of $100,000 annually which may be deferred.


SECURITY OWNERSHIP OF MANAGEMENT

         The following table shows shares of stock beneficially owned as of February 28, 2004, by each director and nominee; the executive officers named in the Summary Executive Compensation Table; and all directors and executive officers as a group. Also listed, as of February 28, are shares deferred by executive officers under the Executive Deferred Compensation Plan and common stock equivalents credited to executive officers as a result of participation in incentive compensation plans.

                                                     Shares      Deferred Shares
                                                  Beneficially  and Common Stock
Name                              Class of Stock    Owned(1)      Equivalents(2)
                                  --------------  ------------  ----------------
Paul T. Addison                       Common        1,224
Anthony J. Alexander                  Common      209,633            64,737
H. Peter Burg                         Common       10,057
Dr. Carol A. Cartwright               Common       16,100
William T. Cottle                     Common        1,050
Robert B. Heisler, Jr.                Common       20,540
Kevin J. Keough                       Common       38,334            15,862
Robert L. Loughhead                   Common       10,280
Russell W. Maier                      Common       14,744
Richard H. Marsh                      Common       39,305            28,505
Ernest J. Novak, Jr.                  Common            0
John M. Pietruski                     Common       17,236
Robert N. Pokelwaldt                  Common        7,112
Paul J. Powers                        Common       19,108
Catherine A. Rein                     Common       13,764
Robert C. Savage                      Common       25,040
George M. Smart                       Common       12,240
Leila L. Vespoli                      Common       31,333            23,959
Jesse T. Williams, Sr.                Common        9,807
Dr. Patricia K. Woolf                 Common       15,061
All Directors & Executive
  Officers as a Group                 Common      711,717           237,878

(1) Shares beneficially owned include (a) any shares with respect to which the person has a direct or indirect pecuniary interest, and (b) shares that the person has the right to acquire beneficial ownership within 60 days of February 28, 2004 (Alexander - 95,292 shares; Burg - 0 shares; Heisler - 5,110 shares; Keough - 33,298 shares; Maier - 5,110 shares; Marsh - 33,899 shares; Savage - 13,694 shares; Vespoli - 23,500 shares; and all directors and executive officers as a group - 365,476 shares). The percentage of shares beneficially owned by any director or nominee, or by all directors and executive officers as a group, does not exceed one percent of the class owned.

(2) Common stock equivalents represent the cumulative number of performance and phantom shares credited to each executive officer. The value of these equivalents is measured in part by the market price of the Company's common stock. Because final payments may vary due to performance factors (see the narrative under the Long-Term Incentive Plan Table), the value of an executive's common stock equivalents may not correlate directly with the stock's market price. Performance, phantom, and deferred shares do not have voting rights or other rights associated with ownership of common stock.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table shows all persons whom the Company is aware of who may be deemed to be the beneficial owner of more than five percent of common shares of the Company as of December 31, 2003. This information is based on Securities and Exchange Commission Schedule 13G filings.

                                                                  Voting Power             Investment Power
                              Shares         Percent of         Number of Shares           Number of Shares
    Name and Address       Beneficially     Common Shares     --------------------      ----------------------
  of Beneficial Owner         Owned          Outstanding         Sole       Shared         Sole        Shares
-----------------------    ------------     -------------     ---------    -------      ----------    --------

State Street Bank
  and Trust Company         22,976,528*         7.1%         9,404,660    12,824,072     22,835,457    141,071
225 Franklin Street,
Boston, MA 02110

Capital Research            17,125,450          5.2%                 0             0     17,125,450          0
  and Management Company
333 S. Hope Street,
Los Angeles, CA 90071


* State Street disclaims beneficial ownership of these shares.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (later referred to in this report as the Committee has responsibility for monitoring the executive compensation programs of the Company to determine whether they are coordinated properly and achieving their intended purpose. The Committee comprises five directors listed at the end of this report, none of whom is an employee of the Company, and each of whom qualifies as a non-employee director for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934 and as an outside director for the purposes of Section 162(m) of the Internal Revenue Code. Also, as provided for in the Company's Corporate Governance Guidelines, each member qualifies as independent as defined from time to time by The New York Stock Exchange and the Securities and Exchange Commission.

         In 2003, the Company reviewed its compensation practices surrounding executives and directors, reviewed the Committee charter which reflects the criticality of its role in aligning executive and director pay with shareholders' interests, implemented a formal CEO evaluation process and reviewed its compensation philosophy to address the current business environment.

COMPENSATION PHILOSIPHY

         The Committee's primary objective is to establish and administer programs to attract, retain, and motivate skilled and talented executives, and to align their compensation incentives with Company and business unit performance, business strategies, and growth in shareholder value.

         The Company's compensation philosophy applies to all executives and reflects the following principles:

o The total compensation will reflect a pay-for-performance orientation under which a significant portion of actual total compensation will reflect corporate, business unit, and individual performance;

o Base salaries will be generally targeted at or near the median competitive levels in the associated peer group. Variations above or below median levels will be used to reflect the relative responsibilities of the position within FirstEnergy to facilitate internal equity. Further, base salaries will reflect the individual qualifications, experience, and sustained performance level of the individual;

o Generally, the peer group used to define competitive levels of compensation will be the integrated energy services industry. In addition, consideration will be given to competitive data from general industry in circumstances where that is the relevant pool in which we compete for talent;

o Incentive opportunities for executives are targeted at median competitive levels for achievement of planned corporate goals but will allow executives to achieve total compensation in the 75th percentile of the relevant peer group if both corporate and individual performance are superior; however, there will be a significant downside if corporate and/or individual performance is below standard (threshold);

o The proportion of pay at risk will increase as an executive's level of responsibility increases. Incentive opportunities will be designed to align with the long-term interests of shareholders. An appropriate balance of annual, medium-term and longer-term incentives will facilitate the retention of talented executives, reward long-term strategic results and encourage stock ownership;

o Short-term incentive opportunities will be based on a combination of corporate, business unit and individual goals. As an executive's level of responsibility increases, a greater percentage of the annual incentive will be based on corporate goals. Corporate goals should reflect the targeted performance objectives for the year and should be heavily weighted to financial targets;

o Medium- and long-term incentive awards will reflect actual performance relative to a peer group for those measures that lend themselves to that approach; and

o Consistent with this philosophy, the compensation for the Company's outside directors will generally be targeted at or near the median competitive levels for the electric utility industry.

Base Salary Program

         The salary column in the Summary Executive Compensation Table (later referred to as the Table) lists the 2003 base salary of the late Mr. Burg and the other named officers, including salary deferred into the FirstEnergy Corp. Executive Deferred Compensation Plan and/or the FirstEnergy Savings Plan. In accordance with the Company's pay philosophy, Mr. Burg received a base salary similar to that of CEOs at similar-size energy service companies.

Incentive Compensation Plan

         Under the Executive Incentive Compensation Plan (later referred to as the Incentive Plan), Mr. Burg, at the beginning of the year, received a target short-term incentive opportunity and a target long-term incentive opportunity. For 2003, 60 percent of Mr. Burg's total target cash compensation was put at risk in the form of incentive compensation. This amounted to a target short-term incentive opportunity of $853,600 and a target performance share long-term opportunity of $746,900.

         The Committee approved five financial and operational objectives for Mr. Burg in 2003. These objectives related to the achievement of confidential target levels regarding earnings per share; shareholder value added; net debt reduction; overall safety performance, including nuclear safety as measured by an industry index; and customer service excellence. The financial measures received the heaviest weighting in Mr. Burg's target short-term incentive opportunity.

         No awards are given for performance that is below threshold. Awards for operational performance range from 50 percent of target for performance at threshold to 150 percent of target for outstanding performance. Awards for financial performance range from 50 percent of target for performance at threshold to 200 percent of target for outstanding performance.

         Based on the shortfall of the 2003 financial targets, Mr. Burg received no short-term incentive award.

         The Committee approved a long-term incentive opportunity with the payout based on the performance of the Company's common stock, both on an absolute basis and as compared to an index of peer companies, between January 1, 2003, and December 31, 2005. This award, which normally would have paid out in early 2006, matured by its terms on December 31, 2003, due to the death of Mr. Burg.

         Based on the Company's 2003 performance, Mr. Burg received no long-term award.

         Mr. Burg received a 2002 long-term opportunity with the payout based on the performance of the Company's common stock, both on an absolute basis and as compared to an index of peer companies, between January 1, 2002, and December 31, 2004. This award, which normally would have paid out in early 2005, matured by its terms on December 31, 2003, due to the death of Mr. Burg.

         Based on the Company's 2002 and 2003 performance, Mr. Burg received no long-term award.

         In accordance with the Incentive Plan in effect in 2001, Mr. Burg received an incentive opportunity with a term of three years from 2001 through 2003. Based on the level of achievement, Mr. Burg's payout under the 2001 long-term incentive program was $775,492.

         The long-term program is described in the narrative under the Long-Term Incentive Plan Table.

         The Committee approved grants of non-qualified stock options to Mr. Burg and other key executives in March 2003. The details of the grants for Mr. Burg and the other named executive officers are listed in the Stock Options Granted in 2003 Table.


EXECUTIVE COMPENSATION

         The information required with respect to FirstEnergy Corp. is included in the Executive Compensation section of FirstEnergy's Proxy Statement for the 2003 Annual Meeting of Stockholders. The following table sets forth remuneration paid, as required, to the Chief Executive Officer and the four other most highly compensated executive officers of Ohio Edison, Cleveland Electric, Toledo Edison, JCP&L, Met-Ed and Penelec for the year ended December 31, 2003.


RENUMERATION OF EXECUTIVE DIRECTORS


                              SUMMARY EXECUTIVE COMPENSATION TABLE
                                                                 Long-Term Compensation
                                                          -------------------------------------
                                                            Awards                    Payouts
                                                          ---------                  ----------
                                     Annual Compensation               Securities     Long-Term
Name and                             -------------------  Restricted   Underlying     Incentive     All Other
Principal Position    Year   Salary   Bonus(4) Other(1)   Stock(2)       Options      Plan(3)(4)  Compensation(5)
------------------    ----   ------  --------  --------   ----------   ----------     ----------  ---------------

H. Peter Burg(6)      2003 $1,051,142 $      0 $ 24,264   $      0       266,800     $  775,492(7)  $843,489
Chairman and Chief    2002 $  989,511 $406,186 $ 15,424   $439,080       200,000     $1,386,412     $ 59,780
Executive Officer     2001 $  821,176 $631,719 $ 16,580   $      0       200,000     $  496,162     $ 52,461

Anthony J. Alexander  2003 $  702,519 $      0 $ 34,085   $      0       160,900     $  371,670     $ 45,115
President and Chief   2002 $  648,523 $124,769 $ 12,571   $274,425       120,000     $  664,455     $ 39,921
Operating Officer (6) 2001 $  544,537 $372,652 $ 19,688   $      0       120,000     $  249,092     $ 31,610

Richard H. Marsh      2003 $ 375,556  $      0 $ 13,267   $      0        47,500     $  176,991     $ 53,590
Senior Vice President 2002 $ 357,129  $127,064 $ 13,731   $ 36,590        35,000     $  316,421     $ 43,725
and Chief Financial   2001 $ 315,708  $176,128 $  9,031   $      0        40,000     $  152,759     $ 27,787
Officer

Leila L. Vespoli      2003 $ 352,173  $      0 $ 13,998   $      0        45,000     $  151,739     $ 40,627
Senior Vice President 2002 $ 319,264  $145,226 $ 16,893   $109,770        35,000     $  146,724     $ 34,238
and General Counsel   2001 $ 258,097  $269,228 $  8,619   $      0        40,000     $   29,950     $ 22,367

Kevin J. Keough       2003 $ 357,545  $      0 $ 16,369   $      0        45,000     $  151,739     $ 18,734
Senior Vice President 2002 $ 346,645  $117,465 $ 21,532   $      0        35,000     $  271,320     $ 12,830
of FirstEnergy        2001 $ 301,249  $137,172 $ 18,662   $      0        40,000     $  131,413     $  5,102
Service Company


(1) Reimbursement for income tax obligations on perquisites.

(2) Reflects the dollar value of any restricted common stock award on the date of the award, determined by multiplying the number of shares awarded by the closing market price of the Company's common stock on the award date. At December 31, 2003, the total number of all restricted stock holdings and values determined by multiplying the total number of restricted shares by the closing market price of the Company's common stock on December 31, 2003, were as follows: Burg -- 127,781 shares ($4,497,891); Alexander -- 86,995 shares ($3,062,224); Marsh -- 1,083 shares ($38,121); Vespoli -- 3,250 shares
($114,400); Keough - 0 shares. Dividends on restricted shares are reinvested into additional shares which also are restricted. Restricted shares cannot be sold by the executive during the restricted period, and these shares can be forfeited if the executive leaves the Company prior to the end of the restricted period.

(3) Represent payouts of long-term incentive opportunities under the Executive Incentive Compensation Plan.

(4) Amounts shown in the Bonus and Long-Term Incentive Plan (later referred to as the LTIP) Payouts columns include bonus and LTIP payouts deferred under the Executive Deferred Compensation Plan (later referred to as the EDCP). Under the terms of the EDCP, an executive may defer all or a portion of his/her bonus and/or long-term incentive payment into common stock equivalents in a Stock Account at the then current FirstEnergy stock price. As an incentive to executives to increase their ownership in the Company, any amounts deferred into the Stock Account are increased by 20 percent. During the three-year period following deferral, dividend equivalents are credited to the Stock Account and are converted to additional common stock equivalents. At the end of the three-year period, the common stock equivalents are valued based on the then current FirstEnergy common stock price, and the Stock Account is paid out as stock unless the executive has elected to defer the proceeds further into a Retirement Stock Account within the EDCP. If the executive resigns or is terminated for cause during the three-year period following deferral, the 20 percent incentive amount and any appreciation on it are forfeited. The EDCP is being submitted for shareholder approval at this year's Annual Meeting.

The 20 percent incentive amounts for reported 2003 Bonus or LTIP Payout deferred into Stock Accounts in 2004, which are included in the Bonus and LTIP columns above, were as follows: Burg-$0; Alexander-$-0; Marsh-$0; Vespoli-$18,208; Keough-$0. The 20 percent incentive amounts for reported 2001 and 2002 Bonus or LTIP Payout deferred into Stock Accounts, which are included in the Bonus and
LTIP  columns  above,   were  as  follows:   Burg-2001-$47,904,   2002-$133,858;
Alexander-2001-$0,       2002-$0;       Marsh-2001-$16,012,        2002-$33,388;
Vespoli-2001-$1,965, 2002-$8,360; Keough-2001-$12,483, 2002-$0.

(5)  For  2003,  amount  is  comprised  of (1)  matching  Company  common  stock contributions under the tax-qualified Savings Plan: Burg-$8,100; Alexander-$8,100; Marsh-$3,359; Vespoli-$8,100; Keough-$8,100; (2) above market interest earned under the Executive Deferred Compensation Plan: Burg-$56,295; Alexander-$36,411; Marsh-$49,900; Vespoli-$32,375; Keough-$10,460; (3) income or premiums associated with the Executive Supplemental Life Plan: Burg-$1,409; Alexander-$604; Marsh-$331; Vespoli-$152; Keough-$174; and (4) banked vacation paid after Mr. Burg's death-$777,685.

(6) Mr. Burg passed away on January 13, 2004. On December 22, 2003, Mr. Alexander was named Acting Chief Executive Officer, in addition to his position of President and Chief Operating Officer, due to the medical leave of absence of Mr. Burg. On January 20, 2004, Mr. Alexander was elected President and Chief Executive Officer.

(7) The payout for Mr. Burg's Long-Term Incentive Plan includes prorated 2002 and 2003 long-term incentive opportunities under the Executive Incentive Compensation Plan.


                        LONG-TERM INCENTIVE PLAN TABLE - AWARDS IN 2003

                                    Performance or              Estimated Future Payouts Under
                                      Other Period                Non-Stock Price Based Plan
                        Number of       Until        ---------------------------------------------------
                      Performance    Maturation      Below
Name                    Shares       or Payout      Threshold        Threshold      Target      Maximum
----                  ----------     -----------    ---------        ---------      ------      -------

H. P. Burg                22,747          3 years       $0           $373,450      $746,900   $1,120,350
A. J. Alexander           13,065          3 years       $0           $214,500      $429,000   $  643,500
R. H. Marsh                4,629          3 years       $0           $ 76,000      $152,000   $  228,000
L. L. Vespoli              4,385          3 years       $0           $ 72,000      $144,000   $  216,000
K. J. Keough               4,385          3 years       $0           $ 72,000      $144,000   $  216,000


         Each executive's target long-term award was converted into the number of performance shares shown above, calculated using the average of the high and low stock prices of the common stock on the last trading day in 2002. These shares were placed into an account in the executive's name for a three-year period that will end on December 31, 2005. During this three-year performance period, an amount equal to the dividend for a share of common stock will be credited to this account for each performance share in the account on the date that the common stock dividends are paid. These dividend equivalents will be converted into additional performance shares based on the closing price of FirstEnergy common stock on that day. At the end of the three-year performance period, the executive's account will be valued based on the average of the high and low prices on the last trading day in 2005.

         The final account value may be adjusted upward or downward based upon the total shareholder return of FirstEnergy common stock relative to an energy services company index during this three-year period. If the total shareholder return ranking is below the 40th percentile, no long-term award will be paid. If the total shareholder return ranking is at or above the 86th percentile, the award payout will be 150 percent of the account value. Award payouts for a ranking between the 40th and 86th percentile will be interpolated between 50 and 150 percent.

         The final value of an executive's account, if any, will be paid to the executive in cash early in the year 2006. Executives also may elect to defer the receipt of any Long-Term Incentive Program award in accordance with the provisions of the Executive Deferred Compensation Plan. If an executive retires, dies, separates due to disability, or separates for a reason that the executive qualifies for and elects severance prior to the end of the three-year period, the value of the account will be decreased based on the number of months worked during the period. However, an executive must work at least twelve months during the three-year period to be eligible for an award payout.

                           STOCK OPTIONS GRANTED IN 2003
                                 Individual Grant
                                 ----------------
                    Number of      % of Total
                    Securities       Options                                          Grant
                    Underlying     Granted to    Exercise                             Date
                     Options    Employees in     or Base    Expiration    Date       Present
Name                 Granted     Fiscal Year      Price        Date    Exercisable  Value (1)
----                ----------  -------------   ---------  ---------- ------------ ----------

H. P. Burg           266,800        6.71%         $29.71      3/01/13   3/01/04(2)  $1,358,012
A. J. Alexander      160,900        4.04%         $29.71      3/01/13   3/01/04(2)  $  818,981
R. H. Marsh           47,500        1.19%         $29.71      3/01/13   3/01/04(2)  $  241,775
L. L. Vespoli         45,000        1.13%         $29.71      3/01/13   3/01/04(2)  $  229,050
K. J. Keough          45,000        1.13%         $29.71      3/01/13   3/01/04(2)  $  229,050


                                               Annual                      Option     Black-
                   Dividend  Risk-Free        Turnover       Price          Term     Scholes
(1)  Grant Date     Yield       Rate            Rate      Volatility     (in Years)   Value (1)
     ----------   ---------  ---------      -----------   ----------     ----------  ----------
      3/03/03       5.09%      3.67%           0.59%        26.9080%       7.85       $5.0900


(2) Vests in 25 percent increments annually on March 1 starting on March 1, 2004.

                           AGGREGATED STOCK OPTIONS EXERCISED IN 2003
                          AND STOCK OPTION VALUES AT DECEMBER 31, 2003
                                                                                     Value of
                                                     Number of Securities          Unexercised
                                                    Underlying Unexercised         In-the-Money
                            Shares                        Options at                Options at
                           Acquired     Value         December 31, 2003          December 31, 2003
Name                      on Exercise  Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
----                      -----------  --------   -------------------------   -------------------------
H. P. Burg                     0       $      0         169,715/816,800         $1,012,582/$4,713,632
A. J. Alexander                0       $      0          65,292/490,900         $  211,553/$2,866,441
R. H. Marsh                    0       $      0          25,149/153,750         $     94,409/$975,263
L. L. Vespoli                  0       $      0          14,750/126,250         $     72,083/$690,888
K. J. Keough               5,000       $ 69,650          24,548/151,250         $    139,128/$961,538


SEVERANCE AGREEMENTS AND OTHER CONTRACTS

         For the executives listed in the Summary Executive Compensation Table, separate severance agreements are currently in effect with Anthony J. Alexander, Richard H. Marsh, Leila L. Vespoli, and Kevin J. Keough. These agreements provide for the payment of severance benefits if the individual's employment with FirstEnergy or its subsidiaries is terminated under specified circumstances within three years after a change in control of FirstEnergy. A change in control includes the acquisition of the beneficial ownership of 50 percent or more of the outstanding shares of common stock or other voting stock of the Company, a change in the majority of the members of the Board of Directors, or a reorganization, merger, or dissolution of the Company. The agreements are intended to ensure that the individuals are free from personal distractions in the context of a potential change in control, when the Board needs the objective assessment and advice of these executives to determine whether an offer is in the best interests of the Company and its shareholders. The principal severance benefits under each agreement include payment of the following when the individual is terminated or resigns for good reason, which generally is defined as a material change, following a change of control, inconsistent with the individual's previous job duties or compensation:

o the individual's base salary and accrued benefits through the date of termination, including a pro-rata portion of the annual and all deferred long-term incentive awards earned;

o 2.99 times the sum of the individual's base salary plus the average of his/her annual incentive compensation awards over the past three years;

o Supplemental Executive Retirement Plan (later referred to as the SERP) benefits as follows: if the individual is less than age 55 at termination, the benefit is calculated as if he/she were age 55, offset by compensation earned from subsequent employers until age 55, at which time it then will be offset by pension benefits and, at age 62, further offset by Social Security payments; if the individual is between age 55 and 62 at termination, the benefit is calculated in accordance with the SERP and will be offset by Social Security payments beginning at age 62; if the individual is age 62 or more at termination, the benefit is calculated in accordance with the SERP;

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

o continuation of group health and life insurance, as if the individual had retired at the greater of his/her current age or age 55, and the greater of his/her current years of service or actual years of service at age 55; and

o payment of legal fees and expenses as well as any excise taxes resulting from the agreement.

         The severance agreements have initial three-year terms and will terminate on December 31, 2005. In 2003, the Compensation Committee retained an outside consultant to review the current provisions of the severance agreements. As a result of the consultant's findings, the Compensation Committee chose not to extend the current agreements. Instead, the Compensation Committee executed new agreements with the above executives and others that are effective, in the case of Mr. Alexander on February 17, 2004 and on January 1, 2006 for the others. The principal changes relate to the retirement, health care, and life insurance benefits payable to such executives if their employment is terminated under specified circumstances within three years after a change in control of the Company. The following changes apply to all the executives named above except Mr. Keough. In regard to retirement plans, (a) three years will be added to the executive's age and service at termination, (b) pension benefits will be calculated with the enhance age and service, and (c) benefits will be paid out no earlier than an adjusted age of 55. In regard to health care, an executive will receive health care benefits on the same terms as an active employee for three years. Lastly, in regard to life insurance, an executive will receive life insurance benefits on the same terms as an active employee for three years. In the case of Mr. Keough, his benefits, where applicable, will be enhanced by two years instead of three years; and his cash severance will be two times the sum of his base salary plus his average annual incentive over the past three years. Additionally, in the case of Mr. Alexander, he is eligible for the specified severance benefits if he resigns, for any reason, during a 90-day window period commencing 18 months following a change in control. An executive would be prohibited for two years from working for or with competing entities after receiving severance benefits from this change in control agreement.


EXECUTIVE RETIREMENT PLAN

         The FirstEnergy Supplemental Executive Retirement Plan is limited to eligible executives. At normal retirement, eligible senior executives who participated in the SERP prior to 1999 and have five or more years of service with the Company or its subsidiaries, or eligible senior executives who began participation in the SERP in 1999 or later and have ten or more years of service, are provided a retirement benefit from the SERP. This benefit is equal to the greater of 65 percent of the executive's highest annual salary, or 55 percent of the average of the executive's highest three consecutive years of salary plus annual incentive awards paid after January 1, 1996, and paid prior to retirement. The SERP benefit is reduced by the executive's pensions under tax-qualified pension plans of the Company or other employers, any supplemental pension under the Company's Executive Deferred Compensation Plan, and Social Security benefits. In some cases, the executive's tax-qualified pension and supplemental pension may exceed the SERP benefit. Subject to exceptions that might be made in specific cases, senior executives retiring prior to age 65, or with less than five years of service, or both, may receive a similar but reduced benefit. The SERP also provides for disability and surviving spouse benefits. As of the end of 2003, the estimated annual retirement benefits of the executive officers listed in the Summary Executive Compensation Table at age 65 from these sources were: Alexander-$480,523; Marsh-$262,734; Vespoli-$238,569, and Keough-$242,008. The annual retirement benefit from all the above sources that will be paid to the beneficiary of Mr. Burg is $558,055.

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Remuneration of JCP&L Nonemployee Director
------------------------------------------

         JCP&L is the only FirstEnergy subsidiary with nonemployee directors. Nonemployee directors receive a monthly retainer of $1,250 and a fee of $1,000 for each Board meeting attended. There is no beneficial ownership of equity securities by JCP&L nonemployee directors.


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